FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                  James J. Burke
                                                   Standard Motor Products, Inc.
                                                                  (718) 392-0200

                                                                    Jennifer Tio
                                                Maximum Marketing Services, Inc.
                                                            (312) 226-4111 x2449
                                                   Jennifer.tio@maxmarketing.com

      STANDARD MOTOR PRODUCTS, INC. ANNOUNCES SUPPLEMENT TO OFFER MATERIALS
                          FOR THE EXCHANGE OFFER OF ITS
               6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2009

New York, NY, April 8, 2009......Standard Motor Products, Inc. (NYSE: SMP), an
automotive replacement parts manufacturer and distributor, today announced that it has distributed a Supplement, dated April 8, 2009, to the original Offer to Exchange, dated March 20, 2009, relating to the previously announced exchange offer of its outstanding 6 3/4% Convertible Subordinated Debentures due 2009 ("Old Debentures"). The Company is offering to exchange up to a maximum of $20,000,000 aggregate principal amount of Old Debentures for its 15% Convertible Subordinated Debentures due 2011. If more than $20,000,000 aggregate principal amount of Old Debentures are tendered, all tenders will be accepted on a pro rata basis.

The Supplement, among other things, (1) extends the expiration date of the exchange offer to May 1, 2009, (2) provides summary financial information and pro forma financial information, (3) clarifies the timing as to when the Company will announce any extensions to the exchange offer, and (4) enhances the disclosure regarding the description of the proration provisions in the event of an over-subscription to the exchange offer.

The exchange offer is being made upon the terms and subject to the conditions set forth in the Company's Supplement, the original Offer to Exchange and the related Letter of Transmittal. The Supplement, the original Offer to Exchange and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the exchange offer.

The exchange agent for the exchange offer is HSBC Bank USA, N.A. Any questions regarding procedures for tendering the Old Debentures or requests for additional copies of the Supplement, the original Offer to Exchange and related documents which describe the exchange offer in more detail should be directed to HSBC Bank USA, N.A, Inc. at (800) 662-9844.

This release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities.